CCG PROVIDES UPDATE TO ITS STAGED ACQUISITION OF
COPPER BEECH TOWNHOME COMMUNITIES

Charlotte, NC – March, 21 2013 – Campus Crest Communities, Inc. (“CCG”) (NYSE: CCG) today provided an update to its pending investment in Copper Beech Townhome Communities, LLC and affiliates (“Copper Beech”). CCG has closed on an initial investment in certain assets of Copper Beech for approximately $153.1 million, including the repayment of debt.

The Company expects to make the remaining investment in the second & third quarters of 2013 subject to certain closing conditions and requisite lender consents. Campus Crest will provide a further update on its first quarter of 2013 earnings call at the end of April.

About Campus Crest Communities, Inc.

Campus Crest Communities, Inc. is a leading developer, builder, owner and manager of high-quality, residence life focused student housing properties located close to college campuses in targeted U.S. markets. CCG is a self-managed, self-administered and vertically-integrated real estate investment trust which operates all of its properties under The Grove® brand. CCG owns interests in 39 operating student housing properties containing approximately 20,884 beds. CCG plans to deliver six projects containing approximately 3,564 beds in the third quarter of 2013. Additionally, CCG is developing a 33-story student housing tower in Philadelphia, PA containing approximately 850 beds for delivery in the third quarter of 2014. Since its inception, CCG has focused on customer service, privacy, on-site amenities and its proprietary residence life programs to provide college students across the United States with a higher quality of living.

Contact: Thomas Nielsen Associate, Finance & Investor Relations (704) 496-2571 Thomas.nielsen@campuscrest.com